MAIDENFORM BRANDS, INC. REPORTS SECOND QUARTER 2008 RESULTS

Reported Earnings of $0.33 Per Share

Provided Financial Performance Update for 2008

Projected New Donna Karan and DKNY Women’s Intimate Apparel License to Add Approximately 5% to Net Sales Growth in 2009

Iselin, New Jersey, August 6, 2008—Maidenform Brands, Inc. (NYSE: MFB), a global branded marketer of intimate apparel, today reported earnings of $0.33 per diluted share (EPS) for the second quarter of 2008 which included $0.01 per share associated with start-up costs related to the new women’s intimate apparel license with Donna Karan International. EPS for the second quarter of 2007 was $0.39, including $0.06 cents per share of deferred financing costs related to the refinancing of the Company’s credit facility in June 2007.

Second quarter 2008 results versus second quarter 2007:

-
Net sales decreased 9.2% to $108.1 million with the majority of the decrease related to the previously announced net sales shift of approximately $6.0 million from the second quarter to early in the third quarter of 2008 predominantly in the department stores and national chain stores channel, with the balance of the decrease attributed to a more challenging overall retail environment.

•	Department stores and national chain stores channel net sales decreased 15.8% to $57.4 million.
•	Mass merchant channel net sales increased 11.8% to $28.5 million.
•	Retail segment net sales increased 5.1% to $14.5 million, with same store sales up 1.9%.
•	International net sales increased 2.9% to $10.6 million.

-	Consolidated gross margins decreased 120 basis points to 38.7% due to higher wholesale net sales in the mass merchant channel versus the second quarter of 2007.

-	Total cash and cash equivalents was $15.3 million at the end of the second quarter of 2008 and in line with the year ago period.

Maurice S. Reznik, Chief Executive Officer, stated, “While net sales in the department stores and national chain stores channel as well as the other wholesale channel were disappointing in the second quarter, we posted gains elsewhere across our portfolio, tightly controlled our costs and solidified new sources of revenue that will contribute to our projected top line growth of 8% to 12% for the second half of 2008. These initiatives include expanding our assortment with existing customers, benefiting from the launch of new brands, and introducing new products and programs with customers that strategically complement our current offerings. We believe that these actions, coupled with building the new Donna Karan and DKNY women’s intimate apparel licensed business that will commence in the beginning of 2009, will greatly contribute to the Company’s long-term success.”

Financial Results for Second Quarter 2008 versus Second Quarter 2007
Net sales for the second quarter of 2008 decreased $10.9 million, or 9.2%, to $108.1 million driven largely by lower net sales in the department stores and national chain stores channel. Wholesale segment net sales in the second quarter of 2008 decreased $11.6 million, or 11.0%, to $93.6 million. Total international net sales, which are included in the wholesale segment, increased $0.3 million, or 2.9%, to $10.6 million. Retail segment net sales increased $0.7 million, or 5.1%, to $14.5 million in the second quarter of 2008. Maidenform’s net sales performance by channel of distribution and product mix is highlighted in Exhibit 1 to this press release.

Wholesale Segment

Department Stores and National Chain Stores
Net sales for the department stores and national chain stores channel decreased $10.8 million, or 15.8%, to $57.4 million in the second quarter of 2008. The Company had previously projected lower net sales in this channel reflecting the timing of certain shipments which were shipped early in the third quarter of 2008, as well as a more challenging retail environment. Despite a decrease in this channel overall, Maidenform experienced solid performance from the expanded distribution of the Company’s shapewear brand Control ItTM and strength in Flexees® Shapewear ChicTM collections.

Additionally, at the end of the second quarter, the Company implemented key brand and product sales building initiatives in the department stores and national chain stores channel, including the launch of the LulehTM brand, further expansion of Flexees® Weightless PowerTM collection and Lilyette® Every Bit InvisibleTM full-figure bras.

Mass Merchants
The mass merchant channel net sales increased $3.0 million, or 11.8%, to $28.5 million in the second quarter of 2008. Primary factors for this increase were the launch of the Company’s InspirationsTM brand, continued penetration of Maidenform’s Sweet Nothings® brand in the shapewear category, and the addition of a new program with a warehouse customer.

Other
Net sales in the other channel were down $3.8 million, or 33.0%, to $7.7 million in the second quarter of 2008, largely due to sales to an off-price retailer in 2007 that did not repeat in 2008 and lower liquidation sales.

Retail Segment

As noted above, total retail segment net sales increased $0.7 million, or 5.1%, to $14.5 million in the second quarter of 2008 with same store sales up 1.9% at Maidenform’s retail outlet stores and internet sales up 20.0% to $1.2 million. Strong product performers in the retail segment included Maidenform® and Lilyette® bras and Flexees® and Control ItTM shapewear. The Company had 77 retail outlet stores as of the end of the second quarter of 2008, the same as of the end of the second quarter of 2007.

As a percentage of net sales, consolidated gross margins decreased 120 basis points to 38.7%, primarily driven by both customer and product mix, which included fewer sales in the department stores and national chain stores channel combined with higher sales in the mass merchant channel. Partially offsetting this change in channel mix was higher retail segment sales and cost improvements from the Company’s sourcing initiatives.

Consolidated selling, general and administrative expenses (SG&A) increased slightly by $0.3 million, or 1.1%, to $27.3 million in the second quarter of 2008. As a percentage of net sales, SG&A was 25.3% in the second quarter of 2008 compared to 22.7% in the second quarter of 2007. The increase of $0.3 million was a result of start-up costs associated with developing and implementing the new women’s intimate apparel licensing agreement with Donna Karan International. In addition, Maidenform funded increases in advertising expenses to support new product launches and branding, as well as occupancy related expenses for an added distribution center, with managed cost reductions in compensation and other expenses across most operating departments.

Due to all the factors described above, operating income in the second quarter of 2008 was $14.5 million and 13.4% of net sales, compared to $20.5 million and 17.2% of net sales in the year ago period.

Net interest expense in the second quarter of 2008 was $1.1 million compared to $4.3 million in the second quarter of 2007. In June 2007, Maidenform refinanced its credit facility with a new $150.0 million credit facility, resulting in the expensing of $2.4 million of deferred financing costs. Excluding this item, net interest expense was $1.9 million for the second quarter of 2007. The Company’s decrease in net interest expense for the second quarter of 2008 was primarily due to the action taken by the Company to refinance its credit facility, as well as overall lower average debt outstanding in the second quarter of 2008 compared to the year ago period.

Maidenform’s effective income tax rate for the second quarter of 2008 remained unchanged at 41.7% when compared to the second quarter of 2007.

Net income for the second quarter of 2008 was $7.8 million and EPS was $0.33, including approximately $0.01 per share associated with start-up costs related to developing and implementing the new women’s intimate apparel licensing agreement with Donna Karan International. Net income for the second quarter of 2007 was $9.5 million and EPS was $0.39, including approximately $0.06 per share associated with refinancing costs for the Company’s credit facility in June 2007.

Total cash and cash equivalents at the end of the second quarter of 2008 was $15.3 million which represented the same cash position as at the end of the second quarter of 2007. The Company’s total debt outstanding was $89.2 million as of June 28, 2008, representing a decrease of $10.8 million from the end of the second quarter of 2007. Maidenform had a debt to EBITDA ratio of 1.5 to 1 at the end of the second quarter of 2008.

Financial Results for Year-To-Date 2008 versus Year-To-Date 2007
Net sales for the first six months of 2008 decreased $20.0 million, or 8.8%, to $206.2 million driven by lower sales in the department stores and national chain stores channel. Wholesale segment net sales, on a year-to-date basis, decreased $22.0 million, or 10.9%, to $180.2 million. Total international net sales, which are included in the wholesale segment, increased $1.1 million, or 6.3%, to $18.6 million. Retail segment net sales for the first six months of 2008 increased $2.0 million, or 8.3%, to $26.0 million. Same store sales for Maidenform’s retail outlet stores increased 5.1%. Internet sales increased 26.3% to $2.4 million on a year-to-date basis. The Company’s net sales performance by channel of distribution is highlighted in Exhibit 1 of this press release.

Consolidated gross margins, on a year-to-date basis, increased 50 basis points to 38.7%, reflecting a favorable mix of products, higher retail segment sales and cost improvements from the Company’s sourcing initiatives such as product cost re-engineering actions and inbound freight initiatives.

Year-to-date operating income was $26.1 million and 12.7% of net sales versus $40.7 million and 18.0% of net sales for the first six months of 2007 (15.3% excluding a pension curtailment gain of $6.1 million in the first quarter of 2007).

Net income for the first six months of 2008 was $13.8 million, or $0.59 per diluted share, including $0.01 per share associated with start-up costs related to the new women’s intimate apparel license with Donna Karan International. Net income for the first six months of 2007 was $20.1 million, or $0.83 per diluted share, for the first six months of 2007. Excluding the pension curtailment gain and deferred financing costs associated with the refinancing of the Company’s credit facility (a combined $2.2 million after tax), net income was $17.9 million, or $0.74 earnings per diluted share, for the first six months of 2007.

Business Update on New Donna Karan and DKNY Women’s Intimate Apparel License
Maidenform announced on May 6, 2008 that it has entered into the exclusive global women’s intimate apparel license for Donna Karan and DKNY commencing on January 1, 2009. Product will begin shipping to retail customers in early January 2009. Maidenform projects that this business will add approximately 5% to the Company’s net sales growth in 2009 and will provide a new channel of distribution to high-end department and specialty stores. Gross margins are expected to be initially generally in line with Maidenform’s department store business. The Company believes this license relationship will have strong long-term sales growth and gross margin expansion opportunities, particularly internationally.

Financial Performance Update for 2008
Maidenform continues to be confident about its company specific initiatives that it believes will drive sales growth in the second half of 2008. However, the Company is also taking a cautious approach given the challenging economic environment for many of Maidenform’s customers. With that, Maidenform has updated its guidance for 2008 to the following:

-
Net sales growth of 8% to 12% for the third and fourth quarters of 2008 over the same comparable periods in 2007, resulting in full year 2008 net sales growth of between down 1% and up 1% as compared to prior guidance of up approximately 4%. Sales growth initiatives contributing to the Company’s financial performance in the second half of 2008 include:

•	Sizeable assortment expansion in the bra and shapewear categories within the mass merchant channel, in addition to a new shapewear program
•	Ongoing replenishment and expanded assortments with the Company’s LulehTM and InspirationsTM brands
•	Additional product introductions in the department stores and national chain stores channel
•	Launching new programs with two specialty retailers

-	Full year consolidated gross margins of 38.5% to 39.0% as compared to prior guidance of approximately 39%, including particularly strong anticipated growth in the mass merchant channel.

-
Full year EPS of $1.28 to $1.36, excluding start-up costs of approximately $2.5 million, or $0.06 per diluted share, associated with developing and implementing the global women’s intimate apparel license under the Donna Karan and DKNY brands. The low end of the range for EPS considers the implication of potential cancellations from certain high credit risk accounts. This compares to a prior EPS projection of approximately $1.46, excluding $0.06 per share of Donna Karan and DKNY start-up costs in 2008. Exhibit 2 of this press release provides a reconciliation of non-GAAP financial EPS, as defined under SEC rules, to the most directly comparable GAAP EPS.

Conference Call Information
Maidenform will host a conference call and webcast this morning, Wednesday, August 6, 2008 at 8:30 am ET to discuss its second quarter 2008 results, in addition to providing an update on its business. The conference call telephone number is (866) 578-5784 and the passcode is “Maidenform.” The conference call will be simultaneously webcasted and can be accessed via the investor relations page of Maidenform’s website at www.maidenformbrands.com. A dial-in replay of this event will be available through August 20, 2008 and will be hosted on the Company’s website for a limited time. The replay telephone numbers are (888) 286-8010 or (617) 801-6888. The replay passcode is 17410476.

About Maidenform Brands, Inc.
Maidenform Brands, Inc. is a global intimate apparel company with a portfolio of established and well-known brands, top-selling products and an iconic heritage. Maidenform designs, sources and markets an extensive range of intimate apparel products, including bras, panties and shapewear. During its 85-year history, Maidenform has built strong equity for its brands and established a solid growth platform through a combination of innovative, first-to-market designs and creative advertising campaigns focused on increasing brand awareness with generations of women. Maidenform sells its products under some of the most recognized brands in the intimate apparel industry, including Maidenform®, Flexees®, Lilyette®, Control ItTM, LulehTM, Sweet Nothings®, Rendezvous®, Subtract®, Bodymates®, Self Expressions® and InspirationsTM. Maidenform products are currently distributed in approximately 60 countries and territories outside the United States.

Maidenform Contact:
Felise Glantz Kissell
Vice President
Investor Relations & Corporate Development
(732) 621-2363 or fkissell@maidenform.com

Forward Looking Statement: This press release contains forward-looking statements relating to future events and the Company’s future performance within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding our expectations, beliefs, intentions or future strategies that are signified by the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “potential,” “predicts,” “projects” or similar words or phrases, although not all forward-looking statements contain such identifying words. All forward-looking statements included in this press release are based on information available to the Company on the date hereof. It is routine for the Company’s internal projections and expectations to change as the year or each quarter in the year progress, and therefore it should be clearly understood that the internal projections and beliefs upon which the Company bases its expectations may change prior to the end of each quarter or the year. Although these expectations may change, the Company is under no obligation to inform you if they do. Actual events or results may differ materially from those contained in the projections or forward-looking statements.

The following factors, among others, could cause the Company’s actual results to differ materially from those expressed in any forward-looking statements: the Company’s growth cannot be assured and any growth may be unprofitable; potential fluctuations in our results of operations or rate of growth; our dependence on a limited number of customers; the Company has larger competitors with greater resources; retail trends in the intimate apparel industry, including consolidation and continued growth in the development of private brands, resulting in downward pressure on prices, reduced floor space and other harmful changes; failure to anticipate, identify or promptly react to changing trends, styles, or consumer preferences; the Company’s leverage could adversely affect its financial condition; external events that disrupt the Company’s supply chain, result in increased cost of goods or an inability to deliver its products; events which result in difficulty in procuring or producing products on a cost-effective basis; increases in the prices of raw materials; changing international trade regulation, including as it relates to the imposition or elimination of quotas on imports of textiles and apparel; foreign currency exposure; the sufficiency of cash to fund operations and capital expenditures; and the influence of adverse changes in general economic conditions.

This list is intended to identify only certain of the principal factors that could cause actual results to differ from those discussed in the forward-looking statements. Readers are referred to the reports and documents filed from time to time by the Company with the Securities and Exchange Commission for a discussion of these and other important risk factors that could cause actual results to differ from those discussed in forward-looking statements.

MAIDENFORM BRANDS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)
(unaudited)

	June 28, 2008	December 29, 2007
Assets
Current assets
Cash and cash equivalents	$15,282	$16,602
Accounts receivable, net	58,441	45,775
Inventories	65,859	69,041
Deferred income taxes	11,016	11,015
Prepaid expenses and other current assets	10,632	7,497
Total current assets	161,230	149,930
Property, plant and equipment, net	19,000	19,992
Goodwill	7,884	7,884
Intangible assets, net	97,937	98,518
Other non-current assets	3,497	3,327
Total assets	$289,548	$279,651

Liabilities and stockholders’ equity
Current liabilities
Current portion of long-term debt	$1,100	$1,100
Accounts payable	32,128	36,022
Accrued expenses and other current liabilities	19,810	21,620
Total current liabilities	53,038	58,742
Long-term debt	88,075	88,625
Deferred income taxes	23,097	21,718
Other non-current liabilities	11,355	10,949
Total liabilities	175,565	180,034

Stockholders’ equity
Preferred stock - $0.01 par value; 10,000,000 shares authorized
and none issued and outstanding	-	-
Common stock - $0.01 par value; 100,000,000 shares authorized;
23,488,357 shares issued and 22,386,527 outstanding at June 28, 2008
and 23,488,357 shares issued and 22,357,292 outstanding at December 29, 2007	235	235
Additional paid-in capital	61,162	60,919
Retained earnings	67,372	53,526
Accumulated other comprehensive income	739	872
Treasury stock, at cost (1,101,830 shares at June 28, 2008 and 1,131,065 shares
at December 29, 2007)	(15,525)	(15,935)
Total stockholders’ equity	113,983	99,617
Total liabilities and stockholders’ equity	$289,548	$279,651

MAIDENFORM BRANDS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per share amounts)
(unaudited)

	Three months ended		Six months ended
	June 28, 2008	June 30, 2007	June 28, 2008	June 30, 2007

Net sales	$108,063	$118,960	$206,169	$226,193
Cost of sales	66,253	71,394	126,393	139,755
Gross profit	41,810	47,566	79,776	86,438
Selling, general and
administrative expenses	27,292	27,063	53,695	45,739
Operating income	14,518	20,503	26,081	40,699

Interest expense, net	1,131	4,246	2,312	6,267
Income before provision
for income taxes	13,387	16,257	23,769	34,432
Income tax expense	5,580	6,775	9,923	14,358
Net income	$7,807	$9,482	$13,846	$20,074
Basic earnings per common share	$0.35	$0.41	$0.62	$0.87
Diluted earnings per common share	$0.33	$0.39	$0.59	$0.83
Basic weighted average number of
shares outstanding	22,372,764	23,014,893	22,365,492	22,996,174
Diluted weighted average number of
shares outstanding	23,446,634	24,196,358	23,434,416	24,170,707

MAIDENFORM BRANDS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Six months ended
	June 28, 2008	June 30, 2007
Cash flows from operating activities
Net income	$13,846	$20,074
Adjustments to reconcile net income to net cash
from operating activities
Depreciation and amortization	1,800	1,453
Amortization of intangible assets	581	581
Amortization of deferred financing costs	93	2,787
Stock-based compensation	682	1,048
Deferred income taxes	1,378	3,764
Excess tax benefits related to stock-based compensation	(13)	(514)
Pension plan curtailment gain	-	(6,099)
Net changes in operating assets and liabilities
Accounts receivable	(12,666)	(18,126)
Inventories	3,182	(8,379)
Prepaid expenses and other current and
non-current assets	112	(463)
Accounts payable	(3,894)	12,774
Accrued expenses and other current and
non-current liabilities	(2,159)	3,722
Income taxes payable	(2,688)	408
Net cash from operating activities	254	13,030
Cash flows from investing activities
Capital expenditures	(808)	(2,313)
Net cash from investing activities	(808)	(2,313)
Cash flows from financing activities
Term loan borrowings	-	100,000
Term loan repayments	(550)	(110,000)
Borrowings under revolving loan	-	5,000
Repayments under revolving loan	-	(5,000)
Proceeds from stock options exercised	31	338
Excess tax benefits related to stock-based compensation	13	514
Payments of employee withholding taxes related to equity awards	(73)	-
Payments of capital lease obligations	(54)	(50)
Deferred financing costs	-	(1,068)
Net cash from financing activities	(633)	(10,266)
Effects of exchange rate changes on cash	(133)	185
Net (decrease) increase in cash	(1,320)	636
Cash and cash equivalents
Beginning of period	16,602	14,617
End of period	$15,282	$15,253

Supplementary disclosure of cash flow information
Cash paid during the period
Interest	$2,471	$4,179
Income taxes	$10,946	$9,139

Supplemental schedule of non-cash investing and financing activities
Equipment acquired with capital lease obligations	$-	$470

Exhibit 1

MAIDENFORM BRANDS, INC. AND SUBSIDIARIES
SALES BY CHANNEL OF DISTRIBUTION AND PRODUCT MIX
(in millions)
(unaudited)

	Three months ended				Six months ended
	June 28,	June 30,	$	%	June 28,	June 30,	$	%
	2008	2007	change	change	2008	2007	change	change
	(in millions)				(in millions)
Department stores and national chain stores	$57.4	$68.2	$(10.8)	(15.8%)	$105.8	$121.7	$(15.9)	(13.1%)
Mass merchants	28.5	25.5	3.0	11.8	58.8	54.1	4.7	8.7
Other	7.7	11.5	(3.8)	(33.0)	15.6	26.4	(10.8)	(40.9)
Total wholesale	93.6	105.2	(11.6)	(11.0)	180.2	202.2	(22.0)	(10.9)

Retail	14.5	13.8	0.7	5.1	26.0	24.0	2.0	8.3

Total consolidated net sales	$108.1	$119.0	$(10.9)	(9.2%)	$206.2	$226.2	$(20.0)	(8.8%)

	Three months ended		Six months ended
	June 28,	June 30,	June 28,	June 30,
	2008	2007	2008	2007
Bras	67%	69%	66%	72%
Shapewear	23	22	23	19
Panties	10	9	11	9
	100%	100%	100%	100%

Exhibit 2

DILUTED EARNINGS PER SHARE GAAP TO NON-GAAP PRO-FORMA RECONCILIATION SCHEDULE
(unaudited)

	Three months ended		Six months ended		2008 guidance range		Year ended
	June 28, 2008	June 30, 2007	June 28, 2008	June 30, 2007	From	To	December 29, 2007

Reported diluted earnings per share	$0.33	$0.39	$0.59	$0.83	$1.22	$1.30	$1.43
Adjustments:
Deferred financing costs (i)	-	0.06	-	0.06	-	-	0.06
Pension curtailment gain (ii)	-	-	-	(0.15)	-	-	(0.16)
Start-up costs (iii)	0.01	-	0.01	-	0.06	0.06	-
Non-gaap pro-forma diluted earnings per share	$0.34	$0.45	$0.60	$0.74	$1.28	$1.36	$1.33

(i) Expensing deferred financing costs as a result of refinancing the Company’s credit facility.

(ii) Maidenform's pension plan was frozen effective January 1, 2007 for current employee participants and closed to new entrants. In connection with this freeze, the Company recognized a non-cash curtailment gain.

(iii) Start-up costs associated with developing and implementing the global women's intimate apparel license under the Donna Karan and DKNY brands.

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